Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-163489

July 13, 2011

TARGET CORPORATION

1.125% Notes due 2014

Floating Rate Notes due 2014

Issuer:	Target Corporation

Title of Securities:	1.125% Notes due 2014 (the “Fixed Rate Notes”)
Floating Rate Notes due 2014 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”)

Aggregate Principal Amount Offered:	$350,000,000 (Fixed Rate Notes)
$650,000,000 (Floating Rate Notes)

Price to Public (Issue Price):	99.982% of principal amount, plus accrued interest from the Settlement Date (Fixed Rate Notes) 100.000% of principal amount, plus accrued interest from the Settlement Date (Floating Rate Notes)

Net Proceeds to Issuer:	$349,062,000 (before transaction expenses) (Fixed Rate Notes) $648,375,000 (before transaction expenses) (Floating Rate Notes)

Maturity Date:	July 18, 2014

Trade Date:	July 13, 2011

Settlement Date (T+3):	July 18, 2011

Change of Control Offer:

If a change of control triggering event occurs with respect to the Fixed Rate Notes or the Floating Rate Notes, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to the applicable Change of Control Payment (all as described in the Issuer’s Preliminary Prospectus Supplement dated July 13, 2011 relating to the Notes)

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc. and U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-163489)

Listing:	None

Long-term Debt Ratings:	Moody’s, A2; S&P, A+; Fitch, A-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Fixed Rate Notes

Coupon (Interest Rate):	1.125% per annum

Yield to Maturity:	1.131%

Benchmark Treasury:	UST 0.75% due June 15, 2014

Benchmark Treasury

Price and Yield:	100-13 ¾ + ; 0.601%

Spread to Benchmark Treasury:	0.53% (Plus 53 basis points)

Interest Payment Dates:	Semi-annually on January 18 and July 18, beginning on January 18, 2012

Change of Control Payment:	101% of the aggregate principal amount of Fixed Rate Notes repurchased, plus accrued and unpaid interest, if any, on such Fixed Rate Notes to the date of repurchase

CUSIP/ISIN:	87612E AW6 / US87612EAW66

Floating Rate Notes

Base Rate:	LIBOR

Designated LIBOR Page:	Reuters Page LIBOR01 (or any successor page)

Spread:	Plus 17 basis points

Index Maturity:	Three months

Interest Payment Dates:	Quarterly, on January 18, April 18, July 18 and October 18, beginning on October 18, 2011

Interest Reset Period:	Quarterly

Interest Reset Dates:	Quarterly, on January 18, April 18, July 18 and October 18, beginning on October 18, 2011

Initial Interest Rate:	Three-Month LIBOR plus 0.17% determined on the second London banking day prior to the Settlement Date

Change of Control Payment:	100% of the aggregate principal amount of Floating Rate Notes repurchased, plus accrued and unpaid interest, if any, on such Floating Rate Notes to the date of repurchase

CUSIP/ISIN:	87612E AX4 / US87612EAX40

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at +1-888-603-5847 or by calling Citigroup Global Markets Inc. toll free  at + 1-877-858-5407.